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                                                                    Exhibit 99.1

For immediate release
Travelers Property Casualty Corp. (NYSE: TAP.A and TAP.B)

        Travelers Property Casualty Corp. Announces Preliminary Estimate
                           Of Hurricane Isabel Losses

HARTFORD, Conn. -- October 3, 2003 - Travelers Property Casualty Corp. (NYSE:
TAP.A and TAP.B) announced today that its preliminary estimate for catastrophe losses resulting from Hurricane Isabel is approximately $75 million, after reinsurance and tax, based on approximately 33,000 claims reported through October 2, 2003. This estimate includes net losses of approximately $50 million in Personal Lines and $25 million in Commercial Lines. This is in addition to other catastrophe losses incurred in the quarter of approximately $12 million, after reinsurance and tax.

"The damage pattern of Hurricane Isabel seems to be similar to that of 1999's Hurricane Floyd, which had a high frequency of claims but relatively low severity," said Douglas G. Elliot, Chief Operating Officer. "The storm cut a broad swath from North Carolina, through Virginia and into Pennsylvania and New York. In the hardest hit area, Virginia, our catastrophe response teams, including our four mobile claim vans, have been on scene starting on the day after the hurricane hit, and we have had more than 400 claim specialists in the affected areas helping our customers get their lives and businesses back on track."

Given the level of catastrophes for the third quarter, management's estimate of the range of full year net and operating income is being narrowed to $1.65 billion to $1.70 billion from the previous range of $1.65 billion to $1.75 billion. This estimate is based on various assumptions, which include no further net charges for prior year reserve development, no asbestos incurrals, and, for the remainder of the year, a normal level of catastrophe losses and no significant net realized investment gains or losses.


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About Travelers Property Casualty

Travelers Property Casualty (NYSE: TAP.A and TAP.B) is a leading provider of a wide range of insurance products. Travelers is the third largest commercial lines insurer, providing a broad range of insurance products including workers compensation, integrated disability, property, liability, specialty lines, surety bonds, inland/ocean marine, and boiler and machinery. The company is the second largest writer of homeowners and auto insurance through independent agents. For more information on Travelers products, see www.travelers.com.


SUBJECT: TAPA, TAPB, TAP.A, TAP.B, TAPa, TAPb, TAP.a, TAP.b, TAP/A, TAP/B,
         TAP/a, TAP/b


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CONTACTS
Media:                     Institutional Investors:        Individual Investors:
Marlene Ibsen              Maria Olivo                     Marc Parr
860/277-9039               860/277-8330                    860/277-0779


This press release contains certain 'forward-looking statements' within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Specifically, we have forward-looking statements about our estimate of catastrophe losses from Hurricane Isabel and our results of operations. Many risks and uncertainties may impact the matters addressed in these forward-looking statements. Actual results may differ materially from those expressed or implied. In particular our actual catastrophe losses from Hurricane Isabel may be more or less than our preliminary estimates. In addition, the sufficiency of our asbestos reserves, as well as our results of operations, financial condition and liquidity, to the extent impacted by the sufficiency of our asbestos reserves, is subject to a number of potential adverse developments including, among others, the willingness of parties, including the Company, to settle disputes, the impact of aggregate policy coverage limits, and the impact of bankruptcies of various asbestos producers and related businesses.

Some of the other factors that could cause actual results to differ include, but are not limited to, the following: our inability to obtain price increases due to competition or otherwise; the performance of the Company's investment portfolios, which could be adversely impacted by adverse developments in U.S. and global financial markets, interest rates and rates of inflation; weakening U.S. and global economic conditions; insufficiency of, or changes in, loss reserves; the occurrence of catastrophic events, both natural and man-made, including terrorist acts, with a severity or frequency exceeding the Company's expectations; exposure to, and adverse developments involving, environmental claims and related litigation; adverse changes in loss cost trends, including inflationary pressures in medical costs and auto and home repair costs; developments relating to coverage and liability for mold claims; the effects of corporate bankruptcies on surety bond claims; adverse developments in the cost, availability and/or ability to collect reinsurance; the ability of the Company's subsidiaries to pay dividends to the Company; adverse outcomes in legal proceedings; judicial expansion of policy coverage and the impact of new theories of liability; the impact of legislative actions, including federal and state legislation related to asbestos liability reform; larger than expected assessments for guaranty funds and mandatory pooling arrangements; a downgrade in the Company's claims-paying and financial strength ratings; the loss or significant restriction on the Company's ability to use credit scoring in the pricing and underwriting of Personal Lines policies; and amendments to, and changes to the risk-based capital requirements. For more information about these and other factors that may affect the Company, please refer to the information under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Outlook" and "-- Forward-Looking Statements" in the Travelers Annual Report on Form 10K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.